Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST CORPORATION PROVIDES UPDATE ON PORTFOLIO ACTIVITY

-      Monetizes stakes in Alamo Group and Encore Wire -

DALLAS, Nov. 19, 2014 -- Capital Southwest Corporation (Nasdaq: CSWC) (“Capital Southwest” or “the Company”), today provided an update on recent portfolio activity, including the sale of shares of Alamo Group Inc. and Encore Wire Corporation.

Capital Southwest and its wholly-owned subsidiary, Capital Southwest Venture Corporation, exited its investment in Alamo Group, a manufacturer of agricultural and infrastructure maintenance equipment for governmental and industrial use, on November 18, 2014 through an underwritten public offering of 1,980,610 common shares. The stock was sold at a price of $43.00 per share before underwriting discounts, for a transaction value of $85.2 million. The offering follows Capital Southwest’s previous disposition of 849,690 shares of Alamo Group, at a price of $40.25 per share, for a transaction value of $34.2 million.  The two transactions generated aggregate proceeds of $119.4 million for shares with an aggregate cost basis of $2.2 million.

Capital Southwest also recently exited its investment in Encore Wire Corporation, a manufacturer of electric wire and cable for residential, commercial and industrial construction use, by selling 1.3 million shares, for an aggregate transaction value of $49.5 million and a cost basis of $5.2 million.

“Capital Southwest has a deep history of investing with a uniquely long-term perspective” said Joseph B. Armes, Chairman and Chief Executive Officer of Capital Southwest.  “However, we believe that holding public securities is not the best use of our capital. We remain focused on investing in established businesses, with strong management teams that have a demonstrated track record of consistently generating free cash flow where we can serve as a catalyst to create shareholder value.”

Bowen S. Diehl, Chief Investment Officer of Capital Southwest, added: “As previously disclosed, we have been conducting a rigorous buy-hold-sell analysis of every investment in our portfolio. Our objective is to monetize those investments that do not fit within our current strategy and/or do not provide a reasonable opportunity for significant continued value enhancement.”

About Capital Southwest Corporation
Capital Southwest Corporation (www.capitalsouthwest.com), is a publicly-traded investment company whose objective is to achieve capital appreciation through long-term investments in privately held businesses. The Company’s investment interests are focused on acquisitions and investments in a broad range of industry segments. The Company’s portfolio consists of private companies in which it has controlling interests or minority interests. Capital Southwest Corporation makes available significant managerial assistance to the companies in which it invests and believes that providing managerial assistance to such investee companies is critical to their success.

Investor Relations Contacts:
Garrett Edson
ICR, Inc.
Garrett.Edson@icrinc.com

Media Contacts:
Phil Denning
ICR, Inc.
Phil.Denning@icrinc.com